UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 1, 2019

Streamline Health Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28132	31-1455414
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1175 Peachtree Street NE, 10th Floor

Atlanta, GA 30361

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (404) 446-2052

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	STRM	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                              ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Senior Vice President and Chief Operating Officer

On August 1, 2019, the Board of Directors (the “Board”) appointed William Garvis as Senior Vice President and Chief Operating Officer of the Company, effective as of August 1, 2019 (the “Effective Date”).

Mr. Garvis, age 51, served as Senior Vice President, Client Services of the Company for three (3) years prior to his appointment. Mr. Garvis has also served as Senior Vice President — Operations for HealthPort Technologies and Vice President — Operations for Discovery Health Record Solutions. Mr. Garvis received a bachelor’s degree in Marketing from Texas A&M University and an M.B.A. from Southern Methodist University.

There are no family relationships between Mr. Garvis and any director or executive officer of the Company and there are no related party transactions required to be reported under Item 404(a) of Regulation S-K.

In connection with his appointment as Senior Vice President and Chief Operating Officer, Mr. Garvis entered into an employment agreement with the Company, effective August 1, 2019 (the “Employment Agreement”). The term of the Employment Agreement (the “Employment Period”) is one (1) year, commencing August 1, 2019, and renews automatically for subsequent one (1)-year periods, unless Mr. Garvis or the Company provides written notice at least sixty (60) calendar days prior to the end of the applicable year to the other of his or its intention to not renew the employment. Mr. Garvis will receive an annual base salary of $255,000 and will be eligible for an annual incentive bonus (at target equal to 45% of Mr. Garvis’ then current annual base salary), based on individual and Company performance. Mr. Garvis is also eligible to receive the standard employee benefits made available by the Company to its employees generally. Mr. Garvis was also granted a restricted stock award of 50,000 shares. The shares of restricted stock will vest quarterly, in arrears, 25% per quarter through August 1, 2020, subject to the continued employment of Mr. Garvis on each vesting date. The Employment Agreement contains customary confidentiality provisions and non-competition covenants.

If the Employment Agreement is terminated by the Company for reasons other than death, Continued Disability, or Good Cause, or if Mr. Garvis terminates employment for Good Reason, Mr. Garvis will generally be entitled to receive: (1) accrued but unpaid salary through his termination date; (2) reimbursement of expenses incurred prior to his termination date; and (3) an amount equal to six (6) months’ base salary.

The foregoing description of the Employment Agreement is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the complete text of the Employment Agreement which is attached hereto as Exhibit 10.1 and incorporated by reference as if fully set forth herein.

Approval of Bonus for Thomas Gibson and William Garvis

In addition, on August 1, 2019, the Compensation Committee of the Board and the Board approved a measure for Mr. Garvis and Thomas Gibson, Senior Vice President and Chief Financial Officer, to receive bonuses at the previously approved percentage of their respective salaries under the Company’s annual incentive plan. The bonuses are payable in three installments, as such bonuses would otherwise be paid, and Mr. Garvis and Mr. Gibson will not participate in the Company’s annual incentive plan for fiscal year 2019. Payment of the bonuses remains subject to their continued employment with the Company on each installment date. The total bonuses for Mr. Garvis and Mr. Gibson granted pursuant to the measure total approximately $100,000 and $110,000, respectively.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated August 1, 2019, between the Company and William Garvis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Streamline Health Solutions, Inc.

Date: August 6, 2019.	By:	/s/ Thomas J. Gibson
Thomas J. Gibson
Chief Financial Officer